Ohr Pharmaceutical, Inc. 10-K

Exhibit 21

List of Subsidiaries of Ohr Pharmaceutical. Inc.

1.    Ohr Opco, Inc. (incorporated in Delaware)

2.   Ohr Pharma, LLC (organized in Delaware)